Exhibit 8

TSD INVESTMENTS, LLC
Suite 4800
111 Monument Circle
Indianapolis, IN 46204

October 8, 2003

Jaguar Technology Holdings, LLC
74785 Highway 111
Suite 103
Indian Wells, CA 92210

Attention: Mr. Douglas Croxall

Re:          Financing Commitment

Gentlemen:

We are please to confirm the arrangements under which TSD Investments, LLC (“Lender”) is committed to provide financing in connection with the transactions described herein in the amount, on the terms and subject to the conditions set forth in this letter (the “Commitment Letter”).

We understand that Jaguar Technology Holdings, LLC, a newly formed Delaware limited liability company (“Jaguar”) and FIRE Transaction Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Jaguar (“Sub”), will sign, concurrently herewith, a merger agreement, dated the date hereof, in the form of Exhibit A attached hereto (along with any other agreements or documents entered into in connection therewith or delivered pursuant thereto, the “Acquisition Agreement”) to acquire (the “Acquisition”) all of the issued and outstanding common stock of FirePond, Inc., a Delaware corporation (“FirePond”). Jaguar has advised the Lender that it requires the commitment to evidence its ability to obtain financing (i) to consummate the Acquisition and (ii) to pay fees and expenses related to the financing contemplated by this Commitment Letter and the Term Sheet (as defined below).

The Lender is pleased to advise you that the Lender hereby commits to provide the Borrower (which shall include, Jaguar, Sub and, upon consummation of the Acquisition, FirePond and each of its and their subsidiaries, in each case, subject to such exclusions as Lender may agree) with a loan facility (“Financing Facility”), consisting of a term loan (“Term Loan”) in an outstanding principal amount of $12.5 Million, all substantially on the terms and conditions set forth in the Outline of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”). The obligations of the Borrower under the Financing Facility will be secured by a first priority lien on, and security interest in, substantially all assets of the Borrower. The Lender’s commitment to provide the Financing Facility is subject in all respects to satisfaction of the terms and conditions contained in this Commitment Letter and in the Term Sheet.

Jaguar acknowledges that the Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions, which would be contained in definitive legal documentation for the Financing Facility. The loan documentation for the Financing Facility will include, in addition to the provisions that are summarized in this Commitment Letter and the Term Sheet, provisions that, in the reasonable opinion of the Lender, are customary or typical for this type of financing transaction and other provisions that the Lender reasonably requires in the context of the proposed transaction.

By its execution hereof and its acceptance of the commitment contained herein, Jaguar agrees to indemnify and hold harmless the Lender and its affiliates and its directors, members, officers, employees and agents (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Acquisition, this Commitment Letter or the extension of the Financing Facility contemplated by this Commitment Letter, or in any way arise from any use or intended use of this Commitment Letter or the proceeds of the Financing Facility contemplated by this Commitment Letter, and Jaguar agrees to reimburse each indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party. In the event of any litigation or dispute involving this Commitment Letter or the Financing Facility, the Lender shall not be responsible or liable to Jaguar, the Borrower or any other person for any special, indirect, consequential, incidental or punitive damages. In addition, Jaguar agrees to reimburse the Lender for all reasonable out-of-pocket fees and expenses (the “Expenses”) incurred by or on behalf of the Lender in connection with the negotiation, preparation, execution and delivery of this Commitment Letter, the Term Sheet and any and all definitive documentation relating hereto and thereto, including, but not limited to, the reasonable fees and expenses of counsel to the Lender in connection with any due diligence, collateral reviews and field examinations. The obligations of Jaguar under this paragraph shall remain effective whether or not definitive documentation is executed and notwithstanding any termination of this Commitment Letter.

The Lender’s commitment to provide the Financing Facility is subject to (i) the negotiation, execution and delivery of definitive loan documentation in form and substance satisfactory to the Lender, the Borrower and their respective counsel and (ii) other customary conditions including those in the Term Sheet. If at any time the Lender shall determine (in its sole discretion exercised reasonably) that Borrower will be unable to fulfill any condition set forth in this Commitment Letter or in the Term Sheet, the Lender may terminate this Commitment Letter by giving notice thereof to Jaguar (subject to the obligation of Jaguar to pay all fees, costs, expenses and other payment obligations expressly assumed by Jaguar hereunder, which shall survive the termination of this Commitment Letter).

Jaguar represents and warrants that (i) all written information and other materials concerning the Borrower or the Acquisition (collectively, “Information”) which has been, or is hereafter, made available by, or on behalf of Jaguar or FirePond, as applicable, is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein which are believed by Jaguar or FirePond, as applicable, to be reasonable and (B) information believed by Jaguar or FirePond, as applicable, to have been accurate based upon the information available to Jaguar or FirePond, as applicable, at the time such projections were furnished to the Lender.

This Commitment Letter is delivered to Jaguar on the condition that, prior to its acceptance of this offer, neither the existence of this Commitment Letter or the Term Sheet, nor any of their contents, shall be disclosed by Jaguar, except as may be compelled to be disclosed in a judicial or administrative proceeding, as otherwise required by law or, on a confidential and “need to know” basis, solely to the directors, officers, employees, advisors and agents of Jaguar or the Borrower and its representatives. In addition, Jaguar agrees that it will (i) consult with the Lender prior to the making of any filing in which reference is made to the Lender or the commitment contained herein and (ii) obtain the prior approval of the Lender before releasing any public announcement in which reference is made to the Lender or to the commitment contained herein except (i) as may be compelled to be disclosed in a judicial or administrative proceedings, (ii) as otherwise required by law, or (iii) on a confidential and “need to know” basis to its directors, officers, employees, advisors and agents, provided such persons have been instructed to keep such information confidential. Lender agrees that it will not provide confidential information obtained from Jaguar or the Borrower except (i) as may be compelled to be disclosed in a judicial or administrative proceedings, (ii) as otherwise required by law, or (iii) on a confidential and “need to know” basis to its directors, officers, employees, advisors and agents, provided such persons have been instructed to keep such information confidential.

The offer made by the Lender in this Commitment Letter shall expire, unless otherwise agreed by the Lender in writing, at 5:00 p.m. (Indianapolis time) on October 9, 2003, unless prior thereto the Lender has received a copy of this Commitment Letter, signed by Jaguar accepting the terms and conditions of this Commitment Letter and the Term Sheet. The commitment by the Lender to provide the Financing Facility shall expire at 5:00 p.m. (Indianapolis time) on April 30, 2004, unless prior thereto, definitive loan documentation shall have been agreed to in writing by all parties and the conditions set forth therein shall have been satisfied (it being understood that the obligation of

Jaguar to pay all amounts in respect of indemnification and Expenses shall survive termination of this Commitment Letter). This Commitment Letter will also terminate upon the first to occur of (i) the closing of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement, (iii) ten (10) calendar days after notice by the Lender to Jaguar of a breach by Jaguar under this Commitment Letter, which remains uncured at the expiration of such period. If prior to the Acquisition, the Borrower enters into definitive documentation for the Financing Facility, the obligations of Jaguar under this Commitment Letter and the Term Sheet shall thereupon terminate and be superseded in all respects by the obligations of the Borrower to the Lender.

Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this Commitment Letter to the Lender.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

This Commitment Letter, including the attached Term Sheet (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (ii) shall be governed by the law of the State of Indiana, (iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity, and (v) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this Commitment Letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This Commitment Letter may be amended, modified or waived only in a writing signed by the parties hereto.

 Sincerely,

TSD INVESTMENTS, LLC

By:	/s/ TIMOTHY S. DURHAM
Name:	Timothy S. Durham
Title:	Member

AGREED AND ACCEPTED AS OF OCTOBER  8, 2003:

JAGUAR TECHNOLOGY HOLDINGS LLC

By:	/s/ Douglas Croxall
Name:	Douglas Croxall
Title:	Managing Member

ATTACHMENTS:

Acquisition Agreement	Exhibit A
Term Sheet	Exhibit B

EXHIBIT B

FIREPOND, INC. AND ITS SUBSIDIARIES

OUTLINE OF TERMS AND CONDITIONS FOR PROPOSED FINANCING FACILITY

This Outline of Terms and Conditions is part of the Commitment Letter, dated October 8, 2003 (“Commitment Letter”), addressed to Jaguar Technology Holdings LLC (“Jaguar”) by TSD Investments, LLC (“Lender”) and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

BORROWER:

Jaguar, Sub and upon consummation of the Acquisition, FirePond and certain of its and their subsidiaries as required by the Lender (collectively “Borrower”).

GUARANTORS:

All subsidiaries of the Borrower that are not a Borrower as required by the Lender (together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”).

LENDER:

The Lender or affiliates thereof, to be designated at closing.

FINANCING FACILITY:

A term loan facility (“Term Loan”) totaling $12.5 million, which will be funded in a single draw on the Closing Date (as defined below). The Term Loan will be evidenced by definitive loan documentation satisfactory to the Lender (the “Loan Documents”), which will be executed by the Loan Parties and the Lender not later than April 30, 2004, unless otherwise agreed in writing by the Lender and the Borrower.

TERM:

The Term Loan will have a term of one (1) year (“Maturity Date”).

AMORTIZATION:

Except as otherwise provided, the Term Loan and other obligations outstanding under the Term Loan will be payable in full on the Maturity Date.

MANDATORY AND OPTIONAL PREPAYMENT:

Customary mandatory prepayments to be included in definitive loan documentation (e.g., issuance of equity, debt, sale of assets, tax refunds, casualty events, etc.). Optional prepayments on the Term Loan will be permitted in whole or in part at any time without penalty or premium (including a prepayment fee). Amounts repaid or prepaid under the Term Loan may not be re-borrowed.

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CLOSING DATE:

The date on which the Sub becomes obligated to purchase and pay for shares of Firepond common stock pursuant to the Offer (as defined in the Acquisition Agreement) or the Effective Date (as defined in the Acquisition Agreement).

COLLATERAL:

All obligations of the Loan Parties to the Lender shall be secured by a perfected, first priority lien on and security interest in substantially all of the now owned and hereafter acquired assets of the Loan Parties, including, but not limited to, cash, accounts receivable, inventory, real property, machinery and equipment, trademarks and trade names, copyrights, patents and other intellectual property, general intangibles, chattel paper, all shares of all capital stock of subsidiaries of the Loan Parties and all proceeds thereof, and such other assets, tangible or intangible, as may be required, in the Lender’s opinion, to fully secure the contemplated Loans under the Financing Facility (“Collateral”).

INTEREST:

The Term Loan shall bear interest at the rate per annum equal to seven and one-half percent (7.5%) above the Reference Rate from time to time in effect. At no time shall the Reference Rate referred to above be less than five percent (5.0%). As used herein, “Reference Rate” means the rate of interest publicly announced from time to time by Bank One, N.A. as its prime rate. All interest and fees shall be computed on the basis of a year of 360 days for the actual days elapsed. If’ any Event of Default shall occur and be continuing, interest shall accrue at a rate per annum equal to 3% in excess of the rate of interest otherwise in effect.

FEES:

Lender shall be entitled to receive and collect (i) a Commitment Fee of One Hundred Thousand Dollars ($100,000) which is earned in full, non-refundable and payable within thirty (30) days after the date of execution and delivery of the Commitment Letter, (ii) a Closing Fee equal to 3.25% of the Term Loan, earned in full, non-refundable and payable on the Closing Date, and (iii) a Facility Fee equal to 2.0% of the outstanding amount of the Term Loan will be earned in full, non-refundable and payable at the end of each period of 90 days after the Closing Date.

USE OF PROCEEDS:

The proceeds of the Term Loan will be used solely (i) to consummate the Acquisition and (ii) to pay fees and expenses related to the financing contemplated by the Commitment Letter and this Term Sheet.

CONDITIONS PRECEDENT:

The obligation of the Lender to fund the Term Loan under the Financing Facility on the Closing Date, will be subject to customary conditions precedent including, without limitation, the following initial conditions precedent:

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(a)   Execution and delivery of appropriate legal documentation in form and substance satisfactory to and required by the Lender and its counsel (including, without limitation, the financing agreement, the security and pledge agreements and the guaranties), and the satisfaction of the conditions precedent contained therein.

(b)   Satisfaction of all conditions precedent to Jaguar’s and Sub’s obligations to close under the Acquisition Agreement (none of which may be waived and no amendment to which may be made without Lender’s prior written consent).

(c)   The Lender shall have been granted a perfected, first priority lien on all Collateral, and shall have received UCC, tax and judgment lien searches and other appropriate evidence, evidencing the absence of any other liens on the Collateral, except existing liens acceptable to the Lender.

(d)   Opinions from the Loan Parties’ counsel as to such matters as the Lender and counsel to the Lender may reasonably request.

(e)   There shall have been no change to the corporate structure, capital structure, debt instruments, material contracts, and governing documents of Jaguar, Sub or FirePond from their status as of the execution of the Commitment Letter except as expressly contemplated by the Acquisition Agreement.

(f)    The Lender’s loan origination costs including, without limitation, attorneys’ fees, search fees, documentation and filing fees, shall have been paid by the Borrower.

REPRESENTATIONS AND WARRANTIES:

Usual representations and warranties, including, but not limited to, bring down of representations and warranties under the Acquisition Agreement, plus authority to enter into Loan Documents, absence of Material Adverse Change, absence of default or unmatured default under the Financing Facility and priority of the Lender’s liens.

COVENANTS:

Usual covenants, including, but not limited to, provision of financial statements, notices of litigation, defaults and unmatured defaults and other information, compliance with pension, environmental and other laws, inspection of properties, books and records, maintenance of insurance, limitations with respect to liens and encumbrances, dividends and retirement of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, operating leases, transactions with affiliates, prepayment of other indebtedness and amendments to material agreements.

Financial reporting to include: (i) annual, audited financial statements, (ii) quarterly, internally prepared, financial statements, (iii) monthly, internally prepared, financial statements, (iv) annual projections, including monthly balance sheet, profit and loss and cash flow figures, and (v) other reporting as required by the Lender.

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EVENTS OF DEFAULT:

Usual events of default, including, but not limited to, payment, cross-default, violation of covenants, breach of representations or warranties, bankruptcy or insolvency, judgment, ERISA, environmental and change of control.

GOVERNING LAW:

All documentation in connection with the Financing Facility shall be governed by the laws of the State of Indiana.

OUT-OF-POCKET EXPENSES:

All fees, including reasonable legal fees, costs and expenses of counsel to the Lender, and all reasonable out-of-pocket expenses associated with the transaction, are to be paid by the Loan Parties.

LENDER’S COUNSEL: Barnes & Thornburg

BORROWER’S COUNSEL: Morrison & Foerster

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